UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

United States Steel Corporation issued the following advertisements:

Important Additional Information Regarding Proxy Solicitation

United States Steel Corporation (the “Company”) has filed a definitive proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Proxy Statement” and such meeting the “2025 Annual Meeting”) and its solicitation of proxies for the Company’s director nominees and for other matters to be voted on. The Company may also file other relevant documents regarding its solicitation of proxies for the 2025 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, ALONG WITH ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY ARE FILED, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The Company’s stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Company with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Company with the SEC also may be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement, including under the headings “Proposal 1: Election of Directors,” “Corporate Governance,” “Director Compensation,” “Proposal 2: Advisory Vote on Executive Compensation,” “Compensation & Organization Committee Report,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Potential Payments Upon Termination or Change in Control,” “CEO Pay Ratio,” “Pay Versus Performance,” “Stock Ownership of Directors and Executive Officers,” and “Stock Ownership of Certain Beneficial Owners.” To the extent holdings by our directors and executive officers of Company securities reported in the Proxy Statement have changed, such changes will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. These documents can be obtained free of charge from the sources indicated above.